                                                                    EXHIBIT 99.1

                         COMMERCE & FINANCE LAW OFFICES
                714 Huapu International Plaza 19 Chaowai Avenue,
                Chaoyang District, Beijing, PRC; Postcode: 100020
     Tel: (8610) 65802255 Fax: (8610) 65802538, 65802678, 65802679, 65802203
     E-mail Add(pound)(0)beijing@tongshang.com Website: www.tongshang.com.cn

                             ________________, 2004

To:

                     RE: SHANGHAI WEILAN COMPUTER CO., LTD.

Dear Sirs,

         We are lawyers qualified in the People's Republic of China ("PRC") and are qualified to issue an opinion on the laws and regulations of the PRC.

         We have acted as PRC counsel for Linktone Ltd. (the "COMPANY"), a company incorporated under the laws of the Cayman Islands, in connection with
(i) the Company's registration statement on Form F-1, including all amendments or supplements thereto (the "REGISTRATION STATEMENT"), originally filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, on ____________, 2004, relating to the offering by the Company and certain selling shareholders of the Company of a total of _______________ American Depositary Shares ("ADSs"), each of which represents ____________ ordinary shares, par value US$0.0001 per share, of the Company (the "ORDINARY SHARES") and (ii) the Company's proposed listing of its ADSs on the Nasdaq National Market (the "LISTING"). We have been requested to give this opinion on, inter alia, the legal ownership structure of Shanghai Weilan Computer Co., Ltd. ("SHANGHAI WEILAN") and the legality and validity of the following arrangements ("ARRANGEMENTS") under the relevant agreements ("AGREEMENTS") among the Company, registered shareholders of Shanghai Weilan, Shanghai Weilan and Shanghai Linktone Consulting Co., Ltd. ("LINKTONE CONSULTING"). We are furnishing this opinion as Exhibit 99.1 to the Registration Statement.

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The following chart illustrates the legal ownership structure of Shanghai Weilan and the Arrangements

                           [LINKTONE LTD. FLOWCHART]

CONTRACTUAL ARRANGEMENTS

1)       EXCLUSIVE TECHNICAL SERVICES;

2)       DOMAIN NAME LICENSE;

3)       BUSINESS OPERATION AGREEMENT;

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AFTER SPIN-OFF RESTRUCTURING CHART

                           [LINKTONE LTD. FLOWCHART]

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The following terms as used in this opinion are defined as follows:

"Approvals" means all approvals, consents, waivers, sanctions, authorizations, filings, registrations, exemptions, permissions, endorsement, annual inspects, qualifications and licence;

"Company" means Linktone.com, an company incorporated with limited liability under the laws of the Cayman Islands;

"Documents" means the documents reviewed by us for the purpose of issuing this legal opinion, a list of which is contained in Schedule I and copies annexed to this opinion;

"Laws" means all laws, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations, subordinary legislations of PRC;

"Linktone Consulting" means Shanghai Linktone Consulting Co., Ltd., a wholly-owned foreign enterprise incorporated under the laws of the PRC;

"Material Adverse Effect" means a material adverse effect on the condition (financial or other), business, properties or results of operations of the Company and its Subsidiaries (as defined below) taken as a whole;

"PRC" means the People's Republic of China;

"Prospectus" means the prospectus that forms a part of the Registration Statement, as amended;

"Shanghai Huitong" means Shanghai Huitong Information Co., Ltd., a wholly-owned foreign enterprise incorporated under the laws of the PRC;

"Shanghai Weilan" means Shanghai Weilan Computer Co., Ltd., a limited liability company incorporated under the laws of the PRC; and

"Subsidiaries" means Linktone Consulting, Shanghai Huitong, Shanghai Weilan and Shanghai Unilink Computer Co., Ltd.

         In so acting, we have examined the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion, including and without limitation to, copies of the documents set out in Schedule I.

         We summarize each of the Arrangements below.

         1. LOAN (TOGETHER WITH THE OPTION AGREEMENT DESCRIBED BELOW, THE "LOAN ARRANGEMENTS") TO HU ANKAI AND LI DONG, WHO ARE THE CURRENT REGISTERED SHAREHOLDERS ("ULTIMATE SHAREHOLDERS") OF SHANGHAI WEILAN.

         1.1 Under the loan agreements (the "LOAN AGREEMENTS") entered into respectively by and between the Company and the Ultimate Shareholders, the Company advanced certain loans to the Ultimate Shareholders solely for the purpose of providing funding to Shanghai Weilan as registered capital.

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         1.2      The term of such Loan Agreements is ten years, but can be
extended with consent from both parties until the Ultimate Shareholders transfer any of their interests in the registered capital of Shanghai Weilan to the Company or entity or entities to be designated by the Company. The Ultimate Shareholders can only repay the loan by way of transferring all of their interests in the entire registered capital of Shanghai Weilan to the Company or persons or entity or entities designated by the Company.

         1.3 The loan provided to the Ultimate Shareholders shall become wholly due and all of the equity interest in Shanghai Weilan shall be transferred by the Ultimate Shareholders to the Company or person or entity or entities designated by the Company upon the occurrence of any of the following events:

                  - Yang Lei is no longer employed by the Company or an affiliate of the Company;

                  - foreign investors are permitted to invest in companies operating and conducting the business of value-added telecommunications, and the relevant authorities begin to approve such investments in such business in accordance with the applicable laws of PRC;

                  - either of the Ultimate Shareholders is involved in criminal activities;

                  - either of the Ultimate Shareholders is subject to a claim by any third party for an amount in excess of RMB2,000,000; or

                  - either of the Ultimate Shareholders dies or becomes a natural person with limited civil capacity or without civil capacity.

         1.4 These loans are non-interest bearing. However, the Company or its designated parties will be entitled to any proceeds resulting from the sale by the Ultimate Shareholders of their equity interests in Shanghai Weilan.

         2. EXCLUSIVE PURCHASE ARRANGEMENTS WITH EACH OF THE ULTIMATE SHAREHOLDERS OF SHANGHAI WEILAN.

         2.1 Under the Contracts relating to the Exclusive Purchase Right of an Equity Interest dated November 27, 2003 (each, an "Option Agreement") entered into among the Company, each of the Ultimate Shareholders and Shanghai Weilan, the Company or its designee has an exclusive option to purchase from each of the Ultimate Shareholders all or part of their equity interests in Shanghai Weilan in accordance with PRC Law. This option is exercisable at any time by the Company or its designated parties.

         2.2 Under the Option Agreements, Shanghai Weilan agrees not to take any of the following actions without the prior written consent from the Company or Linktone Consulting:

                  - alter its articles of association or registered capital or investment amount;

                  - sell or in any way transfer its assets, business, receivables or rights or to create any encumbrances thereon;

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

                  - take up or assume any debt (except those arising in the normal course of business or having been previously disclosed to the Company or Linktone Consulting and approval by the Company or Linktone Consulting's written approval);

                  - enter into any transaction or contract of value exceeding RMB100,000 save for transactions or contracts arising in the normal course of business;

                  -        grant any loan or credit;

                  - enter into any merger, consolidation, acquisition or investment agreement;

                  - distribute any dividend to shareholders unless requested by The Company; or

                  - appoint any directors unless in accordance with the requirement of Linktone Consulting.

         2.3 Under the Option Agreements, the Ultimate Shareholders agrees not to take any of the following actions without obtaining the prior written consent from the Company or Linktone Consulting:

                  - sell, transfer or in any way dispose of or create any encumbrances on his or her equity interest in Shanghai Weilan;

                  - procure the passing of any shareholder's resolution relating to the sale, transfer or pledge of their shares in Shanghai Weilan (except for the pledge of shares in Shanghai Weilan in favor of Linktone Consulting);

                  - procure the passing of any resolution relating to a merger or consolidation of Shanghai Weilan or any acquisition by, or investment in, any business by Shanghai Weilan; or

                  - appoint any directors unless in accordance with the requirement of Linktone Consulting.

         3. ECONOMIC RELATIONSHIPS AND CONTRACTUAL ARRANGEMENTS BETWEEN THE COMPANY, LINKTONE CONSULTING, SHANGHAI HUITONG, SHANGHAI WEILAN AND THE ULTIMATE SHAREHOLDERS ("CONTRACTUAL ARRANGEMENTS").

         3.1 Exclusive technical and consulting services agreement ("EXCLUSIVE TECHNICAL SERVICES AGREEMENT") entered into by and between Linktone Consulting and Shanghai Weilan. According to the Exclusive Technical Services Agreement, Linktone Consulting will provide technical and consulting services to Shanghai Weilan for a fix fee which can be adjusted by the Linktone Consulting pursuant to the quantity of the services.

         3.2 Software license agreement ("SOFTWARE LICENSE AGREEMENT") entered into by and between Shanghai Huitong and Shanghai Weilan. According to the Software License Agreement, Shanghai Huitong will license Shanghai Weilan to use mobile phone game software for RMB10,000,000.

         3.3 Equity interest pledge agreement ("EQUITY PLEDGE AGREEMENT") entered

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into by and among Linktone Consulting and the Ultimate Shareholders. According
to the Equity Pledge Agreement, the Ultimate Shareholder pledges all of their equity interest in Shanghai Weilan to Linktone Consulting to guarantee the performance and the payment of the service fee by Shanghai Weilan under the Exclusive Technical Services Agreement. The equity pledge may be enforced by Linktone Consulting in the event of among other things any breach of the Equity Pledge Agreement, non-payment of service fees under the Equity Pledge Agreement by Shanghai Weilan and transfer of the equity interests in Shanghai Weilan by the Ultimate Shareholders without Linktone Consulting's prior consent.

         3.4 Trademark license agreement ("TRADEMARK LICENSE AGREEMENT") entered into by and between the Company and Shanghai Weilan. According to the Trademark License Agreement, the Company licenses to Shanghai Weilan a non-exclusive right to use certain trademarks in return for a license fee such license will only be valid if used within Shanghai Weilan's business scope.

         3.5 Domain name assignment agreement ("DOMAIN NAME ASSIGNMENT AGREEMENT") entered into by and between Linktone Consulting and Shanghai Weilan. According to the Domain Name Assignment Agreement, Shanghai Weilan has transferred the domain name of "linktone.com.cn" to Linktone Consulting for a fixed fee.

         3.6 Domain name license agreement ("DOMAIN NAME LICENSE AGREEMENT") entered into by and between Linktone Consulting and Shanghai Weilan. According to the Domain Name License Agreement, Linktone Consulting licenses to Shanghai Weilan a non-exclusive right to use "linktone.com.cn", "lt2000.com.cn", "lt2000.net", "(Chinese Character).com", "(Chinese Character).net", and "(Chinese Character).net" domain names in return for a license fee such license will only be valid if used within Shanghai Weilan's business scope.

         3.7 Domain name license agreement ("DOMAIN NAME LICENSE AGREEMENT") entered into by and between the Company and Shanghai Weilan. According to the Domain Name License Agreement, the Company licenses to Shanghai Weilan a non-exclusive right to use "linktone.com" domain names in return for a license fee such license will only be valid if used within Shanghai Weilan's business scope.

         3.8 Operating agreement ("BUSINESS OPERATION AGREEMENT") entered into by and among Linktone Consulting, Shanghai Weilan and the Ultimate Shareholders. According to the Business Operation Agreement,

                  - Linktone Consulting agrees to act as the guarantor for any obligations undertaken by Shanghai Weilan with any third parties provided that Shanghai Weilan complies with the other provision of this agreement;

                  - Linktone Consulting agrees to guarantee the payment obligations of Shanghai Weilan under a bank loan and in consideration of such guarantee, Shanghai Weilan agrees to grant Linktone Consulting a security interest over its trade receivables and all other assets.

                  -        Shanghai Weilan must appoint as its directors, Chief
                           Executive

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                           Officer, Chief Financial Officer and other senior
                           officers, individuals designated by Linktone
                           Consulting.

                  - Shanghai Weilan cannot engage in any activity that could materially affect its assets, operations, such as incurring any debt, purchasing or selling any assets, granting any third party a security interest in its property or assigning any of its contracts to a third party, without the prior written approval of Linktone Consulting.

         3.9 Power of Attorney ("POWER OF ATTORNEY") granted by the Ultimate Shareholders in favour of Mr. Yang Lei or any other nominated employee of Linktone Consulting from time to time. According to the Power of Attorney, the Ultimate Shareholders have given irrevocable proxies to Mr. Yang Lei, an employee of Linktone Consulting, or any other nominated employee of Linktone Consulting from time to time, to vote on all corporate matters of Shanghai Weilan, including the sale and transfer of the equity interest in Shanghai Weilan. In the event that Mr. Yang Lei ceases to be an employee of Linktone Consulting, or if Linktone Consulting gives notice to the Ultimate Shareholders of any intention to revoke the Power of Attorney, the Ultimate Shareholders will immediately revoke such Power of Attorney dedicated to Mr.Yang Lei and shall enter into another power of attorney with another person designated by Linktone Consulting.

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents submitted to us as copies. We have also assumed the Documents as they were presented to us up to the date of this legal opinion and that none of the Documents has been revoked, amended, varied or supplemented. We have further assumed the accuracy and completeness of all factual statements in the Documents. Where important facts were not independently established to us, we have relied upon certificates issued by governmental agents and representatives of the Company with proper authority and upon representations, made in or pursuant to the Agreements.

         Based on the foregoing, we are of the opinion that:

         1. Shanghai Weilan has been duly incorporated and is validly existing as a limited liability company with legal person status in good standing under the laws of the PRC. All of the registered capital of Shanghai Weilan RMB 10,000,000 has been fully paid for and 50% and 50 % of the equity interest in the registered capital of Shanghai Weilan is respectively owned by Hu Ankai and Li Dong and such equity interests are each free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, or any third party right, save for pursuant to the pledge created under the Loan Arrangements and the Contractual Arrangements.

         2. Linktone Consulting has been duly incorporated and is validly existing as a limited liability company with legal person status in good standing under the laws of the PRC. All of the registered capital of Linktone Consulting has been fully paid for and 100% of the equity interest in the registered capital of Linktone Consulting is owned by

                                       8
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Linktone Ltd. and such equity interest is free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, or any third party right.

         3. Each of Shanghai Weilan and Linktone Consulting is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not result in a Material Adverse Effect.

         4. All Approvals in the PRC required for the establishment and the maintenance of the enterprise legal person status of each of Shanghai Weilan and Linktone Consulting respectively have been duly issued and obtained and all such Approvals are valid and in full force and effect, have not been revoked, withdrawn, suspended or cancelled and are not subject to any condition. Each of Shanghai Weilan and Linktone Consulting respectively has complied with all applicable registration and filing requirements under PRC laws for its establishment and the maintenance of its status and existence as an enterprise legal person.

         5. Each of Shanghai Weilan and Linktone Consulting has the power and authority and has satisfied all conditions and done all things required by the Laws of the PRC (including the obtaining and possessing of all necessary Approvals, if any) in order for it to own, use, lease and operate its assets and to conduct its existing and proposed business as set out in its business license and in the Prospectus. Such Approvals are in full force and effect and no violation exists in respect of any such Approvals. We are not aware of any reason that will cause us to reasonably believe that such Approvals (including any that are subject to periodic renewal) will not be renewed by the relevant PRC authority.

         6. Each of Shanghai Weilan and Linktone Consulting has full power, authority and legal right to enter into, execute, adopt, assume, issue, deliver and perform their respective obligations under each of the Documents to which it is expressed to be a party and such obligations constitute valid, legal and binding obligations enforceable in accordance with the terms of each of the Documents (taken both individually and together as a whole) against each of them in accordance with terms of each of the Documents (taken both individually and together as a whole). No Approvals are required to be done or obtained for the performance of Shanghai Weilan and Linktone Consulting of their obligations and the transactions contemplated under the Documents (taken both individually and together as a whole) other than those already obtained.

         7. Each of the Ultimate Shareholders, Shanghai Weilan and Linktone Consulting has taken all necessary corporate and other actions and fulfilled and done all conditions and things required by the Laws of the PRC (including the obtaining and possessing of all relevant Approvals, if any), for the entering into, execution, adoption, assumption, issue, delivery or the performance of their respective obligations under each of the Documents to which it is expressed to be a party, and the representatives of, Shanghai Weilan and Linktone Consulting (as the case may be) have been duly authorized to do so and no such Approval has been revoked or amended.

         8. The execution and performance by each of the Ultimate Shareholders, Shanghai Weilan and Linktone Consulting of their respective obligations under each of the Documents to which one of them is a party (taken both individually and together as a whole) does not and will not contravene or result in a breach or violation of (i) the articles of association of Shanghai Weilan and Linktone Consulting (ii) any Laws or public

                                       9
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policy of the PRC as applicable; and (iii) to the best of our knowledge upon making due and reasonable inquiries, any agreement, instrument, arbitration award or judgment, order or decree of any court of the PRC having jurisdiction over to which Shanghai Weilan and/or Linktone Consulting, as the case may be, is expressed to be a party or which is binding on it or any of its assets and none has been amended or revoked or is liable to be set aside under any existing PRC Laws.

         9. Each of the Documents is legal, valid, enforceable and admissible as evidence under the Laws and public policy of the PRC and is binding on the persons expressed to be parties thereto. No provisions in any of the Documents (taken both individually and together as a whole) contravene in any way any applicable Laws or public policy of the PRC, including without limitation and notwithstanding the legal structure of Shanghai Weilan described in paragraph 1 above:

         (i) the right of Linktone Consulting under the Business Operation Agreement to nominate the board of directors of Shanghai Weilan and the Chief Executive Officer, the Chief Financial Officer and other senior officers and individuals of Shanghai Weilan as Linktone Consulting may decide;

         (ii) the irrevocable proxy given by the Ultimate Shareholders in favour of Mr. Yang Lei or any other nominated employee of Linktone Consulting from time to time to cast the votes of the Ultimate Shareholders on all corporate matters of Shanghai Weilan (including the sale and transfer of any equity interest in Shanghai Weilan) under the Power of Attorney;

         (iii) the grant of the pledge by the Ultimate Shareholder of their equity interests under the Equity Pledge Agreement, and the right of enforcement of such pledge of the equity interests by Linktone Consulting.

         10. To the best of our knowledge having made all due and reasonable inquiries, neither Shanghai Weilan nor Linktone Consulting is in breach of or in default under (i) any Laws of the PRC or (ii) any Approvals granted by any PRC governmental or regulatory body or its business license or,
(iii) their respective articles of association or any contracts, such breach or default which has not been corrected, remedied, rectified or waived and there exists no such breach or default the result of which would have a material effect on the business, properties, operations and conditions (financial or otherwise) or results of operation of Shanghai Weilan or Linktone Consulting. Neither Shanghai Weilan nor Linktone Consulting are subject to any material contingent or actual liabilities.

         11. Neither Shanghai Weilan nor Linktone Consulting has taken any action nor have any steps been taken or legal or administrative proceedings been commenced or threatened for the winding up, dissolution or liquidation of Shanghai Weilan or (as the case may be) Linktone Consulting, or for the suspension, withdrawal, revocation or cancellation of Shanghai Weilan's or Linktone Consulting's business licenses.

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         12.      Each of Shanghai Weilan and Linktone Consulting possesses such certificates, authorities or permits issued by the appropriate national, provincial, municipal local regulatory agencies or bodies necessary to conduct the business now operated by it and contemplated to be operated by it as described in the Prospectus, and neither Shanghai Weilan nor Linktone Consulting has received any oral or written notice of proceedings relating to the suspension, revocation or modification of any such certificate, authority or permit. After due inquiry and to the best of our knowledge, neither Shanghai Weilan nor Linktone Consulting is subject to any claims, suits, demands, actions threatened or initiated by or before any PRC governmental or public body, authority or regulatory body.

         13. All Approvals, required for effecting the Loan Arrangements and the Contractual Arrangements and all transactions contemplated thereunder, if any, have been issued, obtained and made and all such Approvals are in full force and effect, and none has been amended or revoked or is liable to be set aside under any existing PRC Laws.

         14. All registrations, filings and recordings have been fulfilled in order for each pledgee under each Equity Pledge Agreement to enjoy the first preemptive rights against any other secured or unsecured creditors of each pledgor under each Equity Pledge.

         15. No Approvals are currently required in the PRC for the shares to be effectively pledged pursuant to the Equity Pledge Agreement or for the proposed manner of repayment of the principal and interest in the Loan Agreements.

         16. None of the Loan Arrangements or Contractual Arrangements taken both individually and together as a whole has:

         (i) resulted or results in a breach of any of the terms or provisions of, in the case of Shanghai Weilan and Linktone Consulting, their respective articles of association or business licenses at the time at which any of the Loan Arrangements or Contractual Arrangements was effected;

         (ii) resulted or results in a breach of, or constituted or constitutes a default under or resulted or results in the creation or imposition of any lien, charge, encumbrance or claim pursuant to any instrument to which Shanghai Weilan or Linktone Consulting was or is a party or by which Shanghai Weilan or Linktone Consulting or any of their respective properties or assets was or is bound; or

         (iii) resulted or results in a breach of any laws or applicable regulations or public policy to which Shanghai Weilan or Linktone Consulting was or is subject or by which Shanghai Weilan or Linktone Consulting or any of their respective properties or assets was or is bound.

         17. Each of the Loan Arrangements or Contractual Arrangements by itself or all the Loan Arrangements or Contractual Arrangements taken as a whole has been duly authorized and does not and will not:

                                       11
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         (i)      result in a violation or breach of any provision of, the
respective articles of association or the respective business license of Shanghai Weilan or Linktone Consulting, or

         (ii) result in a material breach of, or constitute a material default under, or result in the creation or imposition of any lien, charge, encumbrance or claim pursuant to, any instrument or agreement to which Shanghai Weilan and Linktone Consulting is a party or by which Shanghai Weilan and Linktone Consulting or any of its properties is bound; or

         (iii) result in a breach of any Laws or applicable regulations or public policy to which Shanghai Weilan and Linktone Consulting is subject to or by which Shanghai Weilan and Linktone Consulting or any of their respective properties is bound.

         18. The choice of PRC Laws as the governing law in each Document is valid choice of governing law and will be binding on the parties to the relevant Document, and all conditions to which such Approvals have been fulfilled.

         19. Each of the Documents is, and all the Documents taken as a whole is legal, valid, enforceable and admissible as evidence under the Laws and public policy of the PRC and is binding on the persons expressed to be parties thereto. No provisions in any of the Documents contravene in any way any applicable Laws or public policy of the PRC.

         20. There are no legal, administrative, arbitration or other proceedings which has challenged the legality, effectiveness or validity of the Loan Arrangements, Contractual Arrangements and/or the transactions or any of the Documents by itself or taken as a whole and, to the best of our knowledge after making due and reasonable enquiries, no such proceedings are threatened or contemplated by any governmental or regulatory authority or by any other person.

         21. Save for those discussed in the Prospectus, no further action from shareholders or directors of Shanghai Weilan and Linktone Consulting is required to approve and implement in full the Loan Arrangements and the Contractual Arrangements contemplated thereunder.

         22. No third party Approvals are required for the implementation of the Contractual Arrangements, Loan Arrangements or for the operation of Shanghai Weilan and Linktone Consulting following the Contractual Arrangements or Loan Arrangements other than those already obtained.

         23. Neither Shanghai Weilan and Linktone Consulting is in breach of the terms and conditions of any Approvals and none thereof is subject to suspension, revocation or withdrawal and to the best of our knowledge, having made all due and reasonable enquiries, there are no circumstances, existing which might lead to suspension, revocation or withdrawal of any such Approvals or any conditions attached thereto being adversely altered.

         24. The summaries of each of the Loan Arrangements and the Contractual Arrangement set out in this opinion are true and accurate.

         25. Neither Shanghai Weilan nor Linktone Consulting is entitled to any immunity from any legal proceedings or other legal process or from enforcement execution or attachment in respect of their obligation in the transaction contemplated under the Arrangements.

         26. The obligations undertaken by and the rights granted to each party to the Contractual Arrangements and Loan Arrangements are legally permissible under PRC Laws and Regulations.

         27. Each of Shanghai Weilan and Linktone Consulting possesses valid licenses in full force and effect or otherwise has the legal right to use, or can acquire on reasonable terms, all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them, and neither Shanghai Weilan nor Linktone Consulting has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing that, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in any Material Adverse Effect.

         28. We do not know of any Chinese legal or governmental proceedings pending or threatened to which the Company, Shanghai Weilan or Linktone Consulting is a party or to which any of the properties of the Company, Shanghai Weilan or Linktone Consulting is subject that are required to be described in the Registration Statements or the Prospectus and are not so described or of any statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement that are not described or filed as required.

         29. There are no outstanding guarantees or contingent payment obligations of Shanghai Weilan or Linktone Consulting in respect of indebtedness of third parties as disclosed in the Prospectus.

         30. The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement and the Deposit Agreement will not contravene any provision of applicable law or the certificate of incorporation, by-laws or other governing documents of either Shanghai Weilan or Linktone Consulting or any agreement or other instrument binding upon Shanghai Weilan or Linktone Consulting that is material to the Company and its Subsidiaries, taken as a whole, or any judgment, order or decree of any governmental body, agency or court of the PRC having jurisdiction over the Company or any Subsidiary, and no consent, approval, authorization or order of or qualification with, any such governmental body or agency is required for the performance by the Company of its obligations under this Agreement or the Deposit Agreement.

         31. The choice of law provisions in this Agreement and the Deposit Agreement will be recognized by PRC courts; each of the Company, Shanghai Weilan or Linktone Consulting can be sued in its own name under the laws of the PRC.

         32. The Underwriters would be permitted to commence proceedings in PRC courts of competent jurisdiction based on this Agreement for the claim related to either Shanghai Weilan or Linktone Consulting and such courts would accept jurisdiction over any such action or proceeding.

         33. Any judgment obtained in a New York court arising out of or in relation to the obligations of the Company under this Agreement would be enforceable against the Company in the courts of the PRC, subject to the applicable provisions of the Civil Procedure Law of the PRC relating to the enforceability of foreign judgments.

         This opinion relates to the Laws of the PRC (other than the laws of the Hong Kong Special Administrative Region) in effect on the date hereof.

         We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to, the above-mentioned Registration Statement and to the reference to our name under the headings "Enforceability of Civil Liabilities" and "Experts" in the prospectus included in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

                                                 Yours faithfully,

                                                 Commerce & Finance Law Offices

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

Schedule I

1. The loan agreement entered into by and between Linktone Ltd. and Hu Ankai dated November 27, 2003

2. The loan agreement entered into by and between Linktone Ltd. and Li Dong dated November 27, 2003

3. Exclusive technical and consulting services agreement entered into by and between Linktone Consulting Co., Limited and Shanghai Weilan Computer Co., Ltd. dated November 27, 2003

4. Software license agreement entered into by and between Linktone Consulting Co., Limited and Shanghai Weilan Computer Co., Ltd. dated November 27, 2003

5. Equity interests pledge agreement entered into by and between Linktone Consulting Co., Limited and Hu Ankai dated November 27, 2003

6. Equity interests pledge agreement entered into by and between Linktone Consulting Co., Limited and Li Dong dated November 27, 2003

7. Contract relating to the exclusive purchase right of an equity interest by and among Linktone Ltd., Hu Ankai and Shanghai Weilan Computer Co., Ltd. dated November 27, 2003

8. Contract relating to the exclusive purchase right of an equity interest by and among Linktone Ltd., Hu Ankai and Shanghai Weilan Computer Co., Ltd. dated November 27, 2003

9. Trademark license agreement entered into by and between Linktone Ltd. and Shanghai Weilan Computer Co., Ltd. dated November 27, 2003

10. Domain name license agreement entered into by and between Linktone Ltd. and Shanghai Weilan Computer Co., Ltd. dated November 27, 2003

11. Domain name license agreement entered into by and between Linktone Consulting Co., Limited and Shanghai Weilan Computer Co., Ltd. dated November 27, 2003

12. Domain name assignment agreement entered into by and between Linktone Consulting Co., Limited and Shanghai Weilan Computer Co., Ltd. dated November 27, 2003

13. Operating agreement entered into by and among Linktone Consulting Co., Limited, Shanghai Weilan Computer Co., Ltd., Hu Ankai and Li Dong dated November 27, 2003

14.      Power of attorney issued by Hu Ankai dated November 27, 2003

15.      Power of attorney issued by Li Dong dated November 27, 2003

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